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                                                                Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-4 and the related Prospectus of Overseas Shipholding Group, Inc. (the "Company") relating to the offer by the Company to exchange outstanding 8.250% Senior Notes due March 15, 2013 of the Company for 8.250% Senior Notes due March 15, 2013 of the Company which have been registered under the Securities Act of 1933, as amended, and to the incorporation by reference therein of our report dated February 24, 2003, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP



New York, New York
July 18, 2003